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                               EXHIBIT 4.24


                         REA Project Designation:

                         SOUTH DAKOTA 515-H IRENE



                                 AMENDMENT

                       Dated as of December 8, 1970

                                    to

                          TELEPHONE LOAN CONTRACT

                Dated as of September 5, 1952, as amended,

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA












                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION



No.    2







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               AGREEMENT, made as of December 8, 1970, pursuant to the
          Rural Electrification Act of 1936, as amended (7 U.S.C. 901 ET SEQ.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural
          Electrification Administration.

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952, and six certain agreements, dated, respectively, as of August 11, 1955, as of October 9, 1958, as of March 8, 1961, as of August 20, 1964, as of June 1, 1967, and as of December 20, 1968, amending said telephone loan contract (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $539,000, and in certain other respects;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of Loan Contract is amended to read as follows:

               SECTION 1.1. AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $5,915,000, which, together with the sum of $80,465 (hereinafter called the "equity funds"), to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 5,065 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, Minnehaha, McCook, Turner, Union and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.16. ADDITIONAL PREREQUISITES TO CERTAIN ADVANCES. The Government shall be under no obligation to advance any of the $539,000 (hereinafter called the "H Section Funds"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of December 8, 1970, until the Borrower in addition to complying with all other prerequisites of this agreement



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     to the advance of Loan funds, shall have submitted evidence, satisfactory to the Administrator, showing that it has:

               (1) obtained commitments covering all toll traffic, operator assistance, and extended area services to be provided for, or by, connecting or other companies, as may be necessary for the proper operation of the Project; and

               (2) obtained all authorizations, permits and approvals of regulatory bodies, as may be required by law, including, without limitation, approval of rate schedules for the Alsen exchange which exclude mileage or zone charges and which are otherwise satisfactory to the Administrator; and

               (3) obtained a binding sales agreement for the acquisition, by the Borrower, of all facilities (including real estate) owned and operated by the Alsen Community Telephone Company, a cooperative organization represented by Mr. Daniel Bylander, president, located at and in the vicinity of Alsen, in Union and Clay Counties, South Dakota.

     The first advance of H Section Funds will be limited to $47,000 now owed by the Borrower on the purchase price of the Alsen Community Telephone Company being acquired, plus an amount to be approved by the Administrator for preloan engineering services. Advances of H Section Funds for other purposes will not be made until the Borrower has submitted evidence, satisfactory to the Administrator, that it has obtained title to the acquired properties in accordance with the terms and conditions of the sales agreement, approved by the Administrator, and that any indebtedness incurred through interim financing of the acquisition subsequent to March 4, 1970, as approved by the Administrator, and all associated liens, if any, have been discharged.

          SEC. 3. Article II of the Loan Contract is amended by deleting therefrom section 2.13 (relating to "Relation of General Funds Level to Advances") and section 2.14 (relating to "Construction Schedule").

          SEC. 4. Article IV of the Loan Contract is amended by adding a new section numbered and reading as follows:

               SEC. 4.20. COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. The Borrower shall, with respect to all facilities which may be part of the System, comply with applicable water and air pollution control standards and other environmental requirements imposed by federal or state statutes or regulations.


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          SEC. 5.  This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                        President
(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary


                              UNITED STATES OF AMERICA

                              by  /s/ E.C. Weitzell

                                   Acting Administrator
                                               of
                              Rural Electrification Administration



















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